EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          COASTAL PHYSICIAN GROUP, INC.

     Coastal Physician Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That at a duly  held  meeting  of the  Board  of  Directors  of  Coastal
Physician Group, Inc., resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing Section 1 thereof so that, as amended, said section shall be and read as follows:

     "1. The name of the corporation (the "Corporation") is PhyAmerica Physician Group, Inc."

RESOLVED, that the Restated Certificate of Incorporation of the corporation be amended by changing Section 4(a) thereof so that, as amended said section shall be and read as follows:

          "4(a) The Corporation shall have the authority to issue Two Hundred Million (200,000,000) shares of common stock with a par value of One Cent ($0.01) per share. One Hundred Million (100,000,000) shares shall be designated as 'Common Stock.' Holders of Common Stock shall be entitled to cast one (1) vote in person or by proxy for each share of Common Stock upon all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent. One Hundred Million
     (100,000,000) shares shall be designated as 'Non-Voting Common Stock.' Except as may otherwise be required by law, the holders of Non-Voting
     Common Stock shall have no voting rights and shall not vote. Holders of Common Stock and Non-Voting Common Stock shall be entitled to share ratably in all such dividends or distributions, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held on July 29, 1999, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

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THIRD:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said COASTAL PHYSICIAN GROUP, INC. has caused this certificate to be signed by W. Randall Dickerson, its Executive Vice President, this 2nd day of August, 1999 .

COASTAL PHYSICIAN GROUP, INC.

By:______________________________
     W. Randall Dickerson
     Executive Vice President

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